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                            SHARE PURCHASE AGREEMENT





                                    Between

                      BRINK'S SECURITY INTERNATIONAL, INC.

                               acting as Purchaser




                                      And

                      GENERAL DE TRANSPORT ET D'INDUSTRIE

                                acting as Seller

                             Dated January 27, 1998



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                            SHARE PURCHASE AGREEMENT

BETWEEN:

     BRINK'S SECURITY INTERNATIONAL, INC., a Delaware (U.S.A.) company, the office of which is at One Thorndal Circle, P.O. Box 1225, Darien, Connecticut 06820 (United States of America), incorporated under the laws of the State of Delaware, represented by Mr. Christopher P. Corrini in his capacity as Senior Vice-President Finance,

                                            (hereinafter called the "Purchaser")

                                                              ON THE FIRST PART,

AND:

     GENERALE DE TRANSPORT ET D'INDUSTRIE, a French societe anonyme with a share capital of FRF 251,127,000, the registered office of which is at 1, rue de Berri, 75008 Paris (France) registered with the Register of Commerce and Companies of Paris under number B 552 111-809, represented by Mr. Olivier Barbaroux in his capacity as Chairman of the Board of directors,

                                               (hereinafter called the "Seller")

                                                             ON THE SECOND PART,


     (hereinafter for time to time collectively referred to as the "Parties"
                         and individually as a "Party")




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WHEREAS:

1. Brink's S.A. (the "Company") is a French societe anonyme with a share capital of FRF 6,636,100, the registered office of which is at 49, rue de Provence, 75009 Paris, France, registered with the Register of Commerce and Companies of Paris under the reference B 672 009 636.

     The Company does not own any share of capital stock of any class whatsoever, nor any share of the capital of any company whatsoever, is not a member of any partnership or association whatsoever and does not have any subsidiaries, branches or other operating premises, other than (i) as set forth in Schedule A hereto, (ii) investments in treasury instruments or (iii) holdings which are listed in Schedule B hereto (the "Holdings").

     The subsidiaries of the Company listed in Schedule A hereto are hereinafter referred to as "Subsidiaries" and the Company and the Subsidiaries are hereinafter referred to collectively as the "Brink's Group".

2. The share capital of the Company is broken down as follows:


     --  The Seller.....................................................41,048 shares
     --  The Purchaser..................................................25,191 shares
     --  Mr. Robert Klein ......... ....................................    54 shares
     --  Mr. Francois Guiraud .. .......................................    23 shares
     --  Mr. Bernard Cedille............................................    10 shares
     --  Mr. Pierre Garnier. ..........................................     10 shares
     --  Mr. Rober Lala ................................................     7 shares
     --  Brink's, Incorporated..........................................     4 shares
     --  Mr. Raymond Huppert............................................     3 shares
     --  Mrs. Marie-Jose Reneuve .......................................     3 shares
     --  Mr. Robert Sigrist.............................................     3 shares
     --  Mr. John Walsh.................................................     3 shares
     --  Mr. Glenn M. Mason.......... ..................................     1  share
     --  Mr. Jean-Francois Varagne.....................................      1  share
                                                                        -------------
                    TOTAL ..............................................66,361 shares
                                                                        =============

3. The 41,048 shares of the Company held by the Seller are, unless the context otherwise requires, referred to hereinafter as the "Shares".

4. The Purchaser is prepared to acquire the Shares from the Seller and the Seller is prepared to sell the Shares to the Purchaser pursuant to the terms and conditions of this Agreement.

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5. The Purchaser holds approximately 38% of the share capital of the Company and three of its representatives hold seats on the Board of Directors of the Company.

     The Seller holds approximately 62% of the share capital of the Company and four of its representatives hold seats on the Board of Directors of the Company.

     The President of the Board of Directors of the Company was mutually appointed by the Seller and the Purchaser.

6. The Company's workers' council has met and has been provided with all necessary information.

CONSEQUENTLY, IT HAS BEEN AGREED AS FOLLOWS:

                                 SECTION I-SALE

Article 1 - Sale of the Shares

     In accordance with the provisions of this Agreement, the Seller sells and transfers the Shares to the Purchaser, which agrees to purchase the Shares, subject to the conditions set forth in Section 2 hereof (the "Sale").

     As a result of the Sale, the Purchaser has good title and ownership of the Shares together with all rights attached thereto or accruing thereon, and is subrogated to the Seller in respect of all the rights and obligations attached to the Shares sold.

     The Shares are sold with dividend attached with regard to the fiscal year ended December 31, 1997.


Article 2 - Purchase Price

2.1. The Shares are sold and purchased, subject to the terms and conditions of this Agreement, for a total price of (the "Price") two hundred and thirty-five million French francs (FRF 235,000,000).

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2.2. Payment of the Price shall be made as follows:

     --fifty three million five hundred thousand French francs (FRF 53,500,000)
       (the "Down Payment") are paid on the date hereof by wire transfer or by any other immediately available funds means for value as of the date hereof;

     --the balance, i.e. one hundred eighty one million five hundred thousand
       French francs (FRF 181,500,000) will be paid to the Seller in three (3) installments (the "Installments"), by wire transfer or by any other immediately available funds means for value as of the dates set forth below, on account no. 0324025050V with Via Banque, 10 rue Volney, 75002 Paris, at each of the subsequent three (3) dates below, such Installments being as follows:

           on January 27, 1999: FRF 63,250,000

           on January 27, 2000: FRF 60,500,000

           on January 29, 2001: FRF 57,750,000

2.3. Payment of the Installments is guaranteed by an irrevocable letter of credit issued by Credit Suisse First Boston, New York substantially in the form of Schedule 2.3. (the "Bank Guarantee"). The Purchaser undertakes to reimburse, at first demand of the Seller, all the costs, fees, charges and commissions incurred by the Seller in connection with the Bank Guarantee within a maximum amount of FRF 1,000.

ARTICLE 3 - TRANSFER

     As a result of the Sale and in order to transfer the property of the Shares as of the date hereof:


     (a) the Purchaser delivers to the Seller proper evidence of a wire transfer or proper evidence of payment effected by any other immediately available funds in respect of the Down Payment, for value as of the date hereof;

     (b) the Purchaser delivers to the Seller the Bank Guarantee;

     (c) the Seller delivers to the Purchaser:

         -- a share transfer order, made in favor of the Purchaser, requiring the Company to effect the transfer of the Shares, such documents being duly completed and executed by the Seller;

         -- the duly completed share transfer registers and shareholders' accounts of the Company;

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         -- the resignation letters of the following members of the Board of
            Directors of the Company: Mr. Michel Cornil, Generale de Transport et d'Industrie (represented by Mr. Olivier Barbaroux), Societe ARY (represented by Mr. Pierre Massard) and Mr. Andre Launois.

Article 4 - Transactions prior to the Sale

4.1. The technical assistance contract entered into on October 1, 1993 between the Seller and the Company a copy of which is attached as Schedule 4.1. hereto, has been terminated as of the date hereof and all obligations, including payment obligations, have been or will be settled between the Parties within thirty (30) days of date hereof.

4.2. The services agreement entered into on April 22, 1997 between the Seller and the Company a copy of which is attached as Schedule 4.2. hereto, has been terminated as of the date hereof and all obligations, including payment obligations, have been or will be settled between the Parties within thirty (30) days of date hereof.

                    SECTION 2 -- REPRESENTATIONS AND WARRANTIES

Article 5 - Representations and Warranties

     The Seller hereby, as of the date hereof, represents and warrants irrevocably as follows.

     All of those certain representations and warranties qualified by Seller's knowledge shall mean Seller's actual knowledge and knowledge which Seller gained or should have gained in the prudent exercise of its responsibility as a majority shareholder of the Company and as a member of the board of directors of the Company.

5.1. The Company

5.1.1. The Company has been duly incorporated; its share capital is as hereabove mentioned and was duly issued and is fully paid up. Other than this Agreement, the Seller is not a party to any agreement or understanding with respect to the voting, sale or transfer of the Shares.

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     All the shares issued by the Company have equal voting rights and the same rights to dividends in proportion with the percentage of share capital which they represent.

     The Shares are freely transferable without any contractual, legal or judicial restriction subject, as far as the shares of the Subsidiaries are concerned, to restrictions stated in their respective by-laws.

     The Company's business (fonds de commerce) and, except as set forth in
Schedule 5.1.1. hereto, the Company's assets are free and clear of any Liens (as defined herebelow).

     The Seller has good and marketable title to the Shares free and clear of all Liens (as defined herebelow) and has the absolute right to sell, assign, transfer and deliver the Shares to Purchaser pursuant to this Agreement, free and clear of all Liens. Upon transfer of the Shares to Purchaser as provided in this Agreement, Purchaser will have good and marketable title to the Shares, free and clear of all Liens.

     The Seller neither holds nor controls any shares in any of the Subsidiaries.

     For the purpose of this Agreement, "Lien" shall mean any and all liens, security interests or agreements, mortgages, privileges, leases, rights or claims from any third party, charges, pledges, indentures, rights of first refusal, options, restrictions, easements, rights of way, escrows, conditional sale agreements or other title retention agreements, and any other encumbrance of whatever kind or nature, recorded or unrecorded, and shall include without limitation when used with respect to shares of capital stock or other securities of a corporation, proxies, voting agreements, subscriptions, preemptive rights and any other limitations on such stock or securities.

5.1.2. The Company has not issued or authorized or decided the issue of any new shares of the Company or any securities giving access to the share capital of the Company by exchange, conversion, repayment or otherwise.

     There are no outstanding options to subscribe for new shares of the Company.

5.1.3. To the Seller's knowledge, as at the date hereof the Company has complied with all applicable laws, regulations, orders, agreements, judgments to which it is a party or by which it is bound, including without limitation European Community ("EC") and French laws and environmental protection regulations, except in the case for any non compliance which would not individually or in the aggregate have a material adverse effect on the financial condition or business of the Company.

5.1.4. The Company has not filed a petition for bankruptcy, is not under receivership or any similar proceeding, and, to the Seller's knowledge, at the date hereof is not under the threat of any such proceedings.

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5.1.5. An up-to-date and true copy of the by-laws of the Company and of each of the Subsidiaries has been delivered to the Purchaser.

5.1.6. Schedule A hereto sets forth a complete and accurate list of the Subsidiaries owned or controlled by the Company and the share capital of each Subsidiary, and the percentage interest held by the Company and the other shareholders thereof. Other than the Subsidiaries, the Company does not directly or indirectly own any interest in nor control any corporation, unincorporated company or association other than investments in treasury instruments and the Holdings. To the Seller's knowledge, each Subsidiary is validly existing and, where relevant, in good standing, under the laws of the jurisdiction of its incorporation and has full power and authority to carry on its business and affairs as they are currently conducted.

5.2 The Seller

     The Seller has full right, power and authority to execute, deliver and perform this Agreement and neither the performance of the Sale, nor the execution of this Agreement, breaches or will breach any of the conditions and provisions of any agreement or act to which it is a party, the Seller's by-laws or any applicable law, regulation, judgment, order or agreement to which it is a party or by which it is or may be bound.

     There is no consent of a third party required as a condition to Seller's full performance under this Agreement.

5.3 Financial Obligations -- Bank Accounts

     To the Seller's knowledge:

5.3.1.(A) All (i) short-term borrowings and bank overdrafts, the amount of which shall not exceed in the aggregate FRF 110,000,000 as the date hereof, (ii) medium and long term loans, (iii) monies advanced by a third party other than in the ordinary course of business or by the Seller on behalf of the Company and
(iv) credit facilities whether drawn or not drawn, (the "Loans") outstanding as of the date hereof are listed and described in Schedule 5.3.1.(A) hereto.

5.3.1.(B) The Company has not granted any guarantee, surety or warranty (caution, aval ou garantie), except (i) as specified in Schedule 5.3.1.(B) hereto, (ii) guarantees, sureties or warranties granted to third parties for the benefit of the Company or any of the Subsidiaries by the Company or any of the Subsidiaries, (iii) guarantees, sureties or warranties referred to in the notes (engagements hors bilan) of the Accounts and (iv) guarantees, sureties and warranties which do not exceed FRF 20,000 per item. The guarantees, sureties and warranties referred to in (iv) shall not exceed in the aggregate FRF 100,000.

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     The undertakings listed in Schedule 5.3.1.(B) hereto have been entered into by the Company in the ordinary course of its business activities.

5.3.2. Bank accounts or safes maintained by the Company are accessed only by properly authorized employees of the Company and Mr. Francois Varagne.

5.4. Employment

5.4.1. To the Seller's knowledge, the number of employees of the Company corresponds to the number of employees reflected in the personnel records of the Company. Except as set forth in Schedule 5.4.1. and except for any increase rendered mandatory pursuant to any collective bargaining agreement or an employment agreement provided in the latter case that such increase is customary Company practice, the Company is under no obligation to increase the current rates of remuneration or grant any bonus or any advantage to any of its employees at any future date.

5.4.2. To the Seller's knowledge, there is no profit sharing scheme, insurance, incentive, retirement benefit pension scheme, life insurance policy, medical insurance scheme or any other contract for the benefit of any of the Company's employees other than as set forth in Schedule 5.4.2.

5.4.3. To the Seller's knowledge, the terms and conditions of the employment agreements binding the Company to its employees comply with the legal and regulatory provisions and the collective bargaining agreements (conventions collectives) applying to the Company and, consequently, do not contain any provision contrary to the usual legal dispositions or customary practices, in particular, but not limited to, any retirement or departure benefits.

     To the Seller's knowledge, all the agreements entered into between the Company and any third party with respect to the direct or indirect provision of workforce to the Company comply with French law. No such agreements will give rise to an obligation to provide employee benefits to any person whose services are or have been provided thereunder.


5.4.4. Other than transactions referred to or implied by the restructuring provision adopted by the board of directors of the Company on October 13, 1997 (the "Restructuring Provision") which is detailed on Schedule 5.4.4. hereto, the Company is not liable to make any payment to any of its employees or any former employee by way of damages or compensation for loss of office or employment or for redundancy or dismissal.

5.4.5. To the Seller's knowledge, the Company is in compliance with all statutory or regulatory requirements with respect to its employees, in particular in terms of contributions to the social security scheme (including health insurance, retirement and unemployment insurance).

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5.4.6. To the Seller's knowledge, no director (mandataire social) of the Company benefits from an employment agreement that was suspended on the day of his appointment as director and which could be resumed after his dismissal or resignation as director.

5.4.7. To the Seller's knowledge, the Company is in compliance with all applicable statutory requirements relating to the workers committee (comite d'entreprise), the Company's works council, the employees' representatives, the safety committee (comite d'hygiene, de securite et des conditions de travail) and the union delegates, including, but not limited to, all applicable statutory requirements relating to consultation with, or notification to the employees with respect to this Agreement.

5.4.8 Except as set forth in Schedule 5.4.8., the Seller has not entered into any employment or other similar agreement with any third party for the benefit of the Company.

5.5 Company's activities

     To the Seller's knowledge:

5.5.1.(A) The Company has full capacity to operate its business activities as well as to own and use the assets and goods owned or used by it.

     All the licenses, permits and authorizations have been properly obtained by the Company and are in force. These licenses, permits and authorizations are the only ones required to conduct the Company's activities as currently conducted. There are no grounds which would jeopardize the validity or the scope of these licenses, permits and authorizations, including without limitation as a result of the transfer of the Shares pursuant to this Agreement.

     The Company has caused each employee required to be licensed to perform his/her duties pursuant to employment to obtain and maintain such license.

5.5.1.(B) All the formalities required for the operation of the Company's business activities have been completed in conformity with all applicable laws and regulations and all decisions have been validly taken by the competent corporate body of the Company.

5.5.2(A) The Company is the true and legal owner or has full rights of use of all assets used within the course of the operation of its business, whether fixed or moveable, tangible or intangible. All such assets and goods owned by the Company are free and clear of any security interest that may have a material adverse effect in the Company.

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5.5.2.(B) The Company has not rented to a third party any of the assets referred to above and has no commitment to do so.

5.5.2.(C) None of the assets which are either rented or held on leasing (credit-bail) by the Company has been repossessed by its owner and the Company has committed no breach which would allow the owner of said assets to repossess them.

5.5.2.(D) No material discrepancy or loss exists with regard to vault contents belonging to customers.

5.5.3(A) Except as set forth in Schedule 5.5.3.(A) hereto, the Company is not party to or a beneficiary under any agreement or arrangement under the terms of which by reason of any change in the ownership of the Shares:

(i) such agreement or arrangement will terminate earlier than it would have done but for such change, or the obligations of the Company will be accelerated or terms less favorable to the Company than those subsisting in the absence of such change will apply, or

(ii) any other party will be entitled to terminate the agreement or arrangement earlier than it would have been entitled to terminate it but for such change or to require the obligations of the Company to be accelerated or the adoption of terms less favorable to the Company than those subsisting in the absence of such change.

5.5.3.(B) The Company has not entered into any agreement whatsoever limiting or reducing its right to develop its business activities or to compete with any other person or entity in any field.

5.5.4. Where the Company's assets are used by any of its Subsidiaries, the Company has entered into agreements with the relevant Subsidiary in the normal course of business and at arms' length conditions.

5.5.5. The Company has not taken any business (fonds de commerce) on lease.

5.5.6. The Company maintains the insurance policies listed in Schedule 5.5.6. hereto. All said insurance policies are in force and effect and the Company has complied in all material respects with the provisions of such policies and has not done anything, or failed to do anything, which would cause the cancellation of such policies or materially diminish the rights of the Company thereunder.

5.6 Seller/Company, activities

     Except as set forth in Schedule 5.6. hereto, all agreements, contracts, deeds of any kind whatsoever which have been entered into between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of the Seller's Controlled

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Subsidiaries (as these words are defined in Article 10 hereof), on the other hand have been entered into in the normal course of business and at arms' length conditions.

5.7. Occupational safety and health matters--Environmental matters

     To the Seller's knowledge, the Company is in compliance with current laws and regulations governing (i) environmental and (ii) material occupational safety and health matters.

5.8. Real estate

     To the Seller's knowledge:

5.8.1. The Company is the true and legal owner of the real estate property (the "Properties") listed as owned under Schedule 5.8.1. hereto and the Company does not own any real estate property other than the Properties and it has no commitment to acquire any other real estate property; the Properties may be freely disposed of, are free of any mortgages, promises of mortgages, put options or any other material encumbrance and have not been adversely affected by fire, windstorm, flood, strike, lockout, Act of God, eviction or any other cause.

5.8.2. No necessary building license concerning the Properties has been challenged by any third party within the time limit prescribed by law.

5.8.3.(A) Any premises used by the Company as a lessee (locataire) is so used pursuant to a rental agreement (bail) regularly entered into. The list of all the rental agreements entered into by the Company specifying the duration and termination dates is given under Schedule 5.8.3.(A) hereto.

5.8.3.(B) The above mentioned rental agreements are valid and binding upon their parties. There is no dispute between the Company and the landlords or any third party arising out of the existence or implementation of such rental agreements, except as set forth under Schedule 5.8.3.(B) hereto.

5.8.4. All real estate lease or sub-lease agreements entered into between the Company and any of its Subsidiaries are valid and binding upon their parties.

5.9. Intellectual Property

5.9.1. The Seller waives any and all present or future right, titles and interests in or to the Intellectual Property Rights listed on Schedule 5.9.2. hereto, and in the name "Brink's", in any form or combination and any derivation thereof and shall procure that each and all of the Seller's Controlled Subsidiaries will also do so.

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     To the Seller's knowledge:

5.9.2. Listed on Schedule 5.9.2. hereto are all the patents, trademarks, service marks, tradenames, logos, company names, designs and models, know-how, copyrights and industrial property rights (the "Intellectual Property Rights") which are registered in the name of the Company or used by the Company.

     The Company has a valid, binding and exclusive right to use or otherwise dispose of any or all of such Intellectual Property Rights which are listed in
Schedule 5.9.2. hereto. Together with each Intellectual Property Right is given in Schedule 5.9.2. hereto the indication of its nature (ownership, license, etc.) and of its duration.

5.9.3. Except as may be required under the licenses listed in Schedule 5.9.3. hereto, the Company is entitled to use without payment all material know-how and other material technical information used by it in connection with its business or businesses and all information concerning the methods and processes used by the Company, and no rights to disclosure or use of any Intellectual Property Rights, material know-how or material technical information used by the Company have been granted to or claimed by any third party.

5.9.4. There has not been any material default (or any event which with notice or lapse of time or both would constitute a default) under any of the material agreements in respect of the Intellectual Property Rights by the Company or so far as the Seller is aware by any other party thereto.

5.9.5. The Company has not granted to third parties the right to use any Intellectual Property Rights with or without consideration, other than as set forth in Schedule 5.9.2. hereto.

5.10. Litigations - Claims


     To the Seller's knowledge:

5.10.1. There is no dispute, claim or litigation whether existing, pending or, to the Seller's knowledge, threatened in writing, by, against or between the Company and any other third party (individual, corporation, trade union, administration, governmental body or State, etc.) (whether the Company is a plaintiff or a defendant for itself or on behalf of a person for which it may be vicariously liable or a guarantor), except for those listed under Schedule
5.10.1. hereto. All liabilities or risk of liability to the Company with respect to such disputes, claims or litigation (whether existing, pending or threatened) have been fully reserved in the Accounts (as defined here below).

     There are no proceedings or actions pending to limit or impair any of the powers, rights or privileges of the Company or to dissolve it, and the Seller is not aware of any grounds or facts upon which such proceedings or actions could be undertaken.

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     The Company is not subject to any inquiry or survey relating to the breach or possible breach of any legal provision.

5.10.2. Furthermore there is no judgment or Court order held against the Company or administrative decision made for it which it has not complied with or satisfied.

5.10.3. The Company is not, and has not been, party to or concerned by any agreement, decision or practice prohibited by Article 85 of the Treaty of Rome, nor has the Company made any application to the Commission of the European Communities for a declaration of inapplicability or for negative clearance in respect of any agreement, decision or practice, nor is it abusing, nor has it abused, a dominant position as prohibited by Article 86 of the Treaty of Rome.

5.10.4. Neither the Company, nor any of its past or present officers is sued for a criminal offence or have knowledge of circumstances likely to cause such lawsuit as a result of such a criminal offence.


5.11. Accounts

     The Seller hereby represents and warrants to the Purchaser that:

5.11.1. attached hereto as Schedule 5.11.1. are the consolidated accounts of the Brink's Group as at December 31, 1996, as approved by the directors in the meeting of the Board of Directors of the Company held on March 21, 1997 (the "Consolidated Accounts"). The Consolidated Accounts and each valuation, item, reserve and provision contained or reflected therein:

     (i) are properly drawn up and give a true and fair view of the assets, financial situation and overall results of the Company and the Subsidiaries and have been established in conformity with the current and generally accepted accounting principles in France consistently applied and, in particular, the Accounting Methods and Principles (as defined below);

     (ii) have been certified without any reserve by the statutory auditors of the Company;

5.11.2. attached hereto as Schedule 5.11.2. are the intermediary consolidated accounts of the Brink's Group as at June 30, 1997, as approved by the meeting of the Board of Directors of the Company held on October 13, 1997 (the "Consolidated Intermediary Accounts"). The Consolidated Intermediary Accounts and each valuation, item, reserve and provision contained or reflected therein are properly drawn up and give a true and fair view of the assets, financial situation and overall results of the Company and the Subsidiaries and have been established in conformity with the current and generally accepted accounting principles in France consistently applied and, in particular, the

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Accounting Methods and Principles.

The Consolidated Accounts and the Consolidated Intermediary Accounts, comprising Schedule 5.11.1. and Schedule 5.11.2 hereto, are together referred to herein as the "Accounts";

5.11.3. the consolidated net assets (situation nette consolidee) of the Brink's Group as at June 30, 1997, as set forth in the Consolidated Intermediary Accounts, drawn up in accordance with the Accounting Methods and Principles, were one hundred and thirty million one hundred and forty-seven thousand French francs (FRF 130,147,000);

5.11.4. the Company has met all of its customs duties, tax or parafiscal obligations (social security among others). The Company has paid all customs duties, taxes and all parafiscal obligations due and payable by it and, if required by the Accounting Methods and Principles and current French generally accepted accounting principles, has given full consideration and provided full reserve in the Accounts or stated in the notes to the Accounts to and for any and all obligations (including the contingent liabilities) falling due and payable after December 31, 1996 and June 30, 1997, respectively;

5.11.5. the Accounts have been established in conformity with the current French generally accepted accounting principles consistently applied and in accordance with the accounting methods and principles of consolidation set forth in Schedules 5.11.1. and 5.11.2. hereto (the "Accounting Methods and Principles");

5.11.6. all dividends, the payment of which has been decided or authorized by the Company, have been paid to the shareholders of the Company and the books of the Company do not show any debt to the shareholders in respect of any such dividends.

5.12. Interim period - Management

     Since June 30, 1997 and until the date hereof, the Company has been operated in a normal and prudent ("bon pere de famille") way, and in particular it has not, except with respect to transactions referred to in or implied by the Restructuring Provision or except as set forth in Schedule 5.12. hereto:

(i) suffered any material change in its business or operation or in its financial or commercial situation;

(ii) suffered any material decrease in the value of its assets except for depreciation in the ordinary course of business;

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(iii)  suffered any material damage, destruction or loss (unless covered by insurance) or any other event jeopardizing the activities of the Company or given up any material right of value;

(iv) made any assignment of assets of the Company likely to jeopardize the operations of the Company;

(v) made any modification of the method for determining the salaries other than those resulting from the normal course of business, the laws and regulations in force as well as of the agreements and covenants or uses in force in the business of the Company;

(vi) made any change in the methods used for keeping the accounts of the Company except for those required by new laws and regulations;

(vii) authorized nor decided to distribute any dividend nor any interim-dividend (acompte sur dividende), it being specified that this provision does not apply to dividend paid by the Subsidiaries to the Company;

(viii) suffered any strike or protest or any other event (or receive a threat of such an event) related to the labor situation which adversely affects or may adversely affect the assets, business or prospects of the Company;

(ix) entered into any agreement or taken any action likely to make untrue or to jeopardize the extent of any of the representations and warranties granted or of the commitments made in this Agreement;

(x) in the event that the Company holds its own shares, transferred or redeemed any of its shares;

(xi) disbursed any cash except in the ordinary course of its business and except for non material amounts of cash between the Company and its Subsidiaries in the ordinary course of business. All amounts received by the Company have been deposited with the Company's bankers and appear in the appropriate books of accounts;

(xii) decided or made any payment or distribution to its shareholders, or redeemed any of its shares but for the payment by the Company of the dividend (FRF 190 per share) relating to the 1995 fiscal year;

(xiii) decided or made, directly or indirectly, any increase in the share capital of the Company or any amendment to its by-laws;

(xiv) suffered or initiated any involuntary or voluntary termination of any license, commitment, contract, lease or other agreement except in the ordinary course of business;

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


(xv) suffered any cancellation or termination of any insurance policy insuring the assets or operations of the Company unless simultaneously replacement policies providing substantially the same coverage were in full force and effect;

(xvi) made any transfer of cash or cash equivalents to Seller or any of the Seller's Controlled Subsidiaries other than in the ordinary course of business;

(xvii) made any settlement or compromise of any action, suit, proceeding, litigation or claim which required the Company to pay an amount in excess of fifty thousand French francs (FRF 50,000) except to the extent that full reserves therefor were reflected in the Accounts and except in the ordinary course of business.

5.13. General provisions regarding Seller's representations and warranties

5.13.(A) No representation or statement by the Seller made in this Agreement intentionally omits or will intentionally omit to state any material fact necessary to make any such representation or statement not misleading.

5.13.(B) To the Seller's knowledge, there is no fact which materially adversely affects the business, property, condition, results of operations or business prospects of the Company which has not been set forth in this Agreement or any Schedule hereto.

5.14. Purchaser's representations and warranties

     The Purchaser represents that it is a company validly organized under the laws of Delaware. It has the authority required to enter into this Agreement and to be irrevocably and finally bound by the contents hereof.

Article 6 - Subsidiaries

6.1. All the provisions of the representations and warranties of this Agreement, but for Article 5.11.6., shall (mutatis mutandis) where relevant respectively apply to each one of the Subsidiaries.

     Consequently, the Seller:

(a) makes and gives with respect to each one of the Subsidiaries the same representations and warranties as those made or given in respect of the Company and for the same duration and will make the same disclosures and provide for the same specific information and documents, provided however that:

     with regard to Codival SA and Coditrans SARL, the Seller does not make or give any representation or warranty other than the representations and warranties

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


     referring to custom duties, tax or parafiscal obligations (social security among others) and to matters mentioned under Articles 5.1.1. - paragraphs 3 and 5, 5.1.2., 5.1.4., 5.1.5., 5.1.6. and 5.11.


(b) undertakes and commits itself to indemnify the Purchaser in connection with the provisions of this Article 6.1. under the terms and conditions of
     Article 7 hereof and for the duration of Article 8 hereof.


6.2. For the purpose of the enforcement and construction of this Article 6, the references to any legal provision enacted in France shall, in as much as necessary, include reference to the corresponding provision in the applicable local jurisdiction.

6.3. No representations or warranties are made by the Seller in respect of the Holdings.

Article 7 - Indemnification

7.1. Scope

7.1.1. The Seller hereby undertakes and commits itself to indemnify the Purchaser or, at the Purchaser's sole option, the Company or a Subsidiary:

(a) unless otherwise provided herein, for 62% of any cost(s) (including reasonable attorney's fees and court costs and expenses), damage(s), loss(es), increase(s) of liabilities or reduction(s) of assets of the Company or of any of the Subsidiaries resulting:

     (ii) from any inaccuracy or omission in one or more of the representations made and warranties granted under Section 2 hereof, or of any violation of the above mentioned representations and warranties; or

     (ii) from any consequence of any litigation, lawsuit, procedure or claim of any nature connected to the above mentioned events;

(b) unless otherwise provided herein, for 62% of any cost(s) (including reasonable attorney's fees and court costs and expenses), damage(s), loss(es), increase(s) of liabilities or reduction(s) of assets of the Company or of any of the Subsidiaries corresponding to an event or fact or to any events or facts which occurred prior to the date hereof, which would be the consequence of any litigation, lawsuit, procedure or claim of any nature, to the extent such cost(s), damage(s), loss(es),

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


     increase(s) of liabilities or reduction(s) of assets exceed reserves or liability amounts reflected in the Accounts including but not limited to:

     (i) any tax, penalty, late payment interest, increase or fine which may fall or be deemed to be due as a result of any tax or Social Security audit as well as of any survey or control from any governmental or EC body;

     (ii) any tax, penalty, late payment interest, increase or fine which may fall or be deemed to be due as a result of any audit(s), claim(s), proceeding(s), order(s), or judgment(s) relating, directly or indirectly, to the domestic or international operation of the Company or any of its Subsidiaries;

(c) notwithstanding the provisions stipulated in paragraphs 7.1.1.(a) and 7.1.1.(b) above, for 100% of any cost(s) (including attorney's fees and court costs and expenses), damage(s), loss(es), increase(s) of liabilities or reduction(s) of assets of the Company in respect of any consequences arising out of any litigation, lawsuit, procedure or claim of any nature in connection with the sale, by the Company, of its stake in Cyrasa, a Spanish company, to Fichet-Bauche and in excess of FRF 1,336,000 which amount corresponds to reserves made in this regard in the Accounts; it being understood that the recovery under this Article 7.1.1.(c) is subject to Sections 7.2.1. and 7.2.2.;

(d) notwithstanding the provisions stipulated in paragraphs 7.1.1.(a) and 7.1.1.(b) above, for 100% of any cost(s) (including attorney's fees and court costs and expenses), damage(s), loss(es), increase(s) of liabilities or reduction(s) of assets of the Company or of any of the Subsidiaries resulting from any inaccuracy or omission in one or more of the representations made and warranties granted under Articles 5.1.1. paragraphs 3 and 5, 5.2. and 5.6. hereof, or of any violation of such representations and warranties, or from any consequence of any litigation, lawsuit, procedure or claim of any nature connected to such events.

     For the purpose of Article 7 hereof, the Purchaser is deemed to include the Company and the Subsidiaries, should the Purchaser choose to make use of the right of substitution hereabove provided.

7.1.2. No claim other than a claim relating to (i) custom duties, tax or parafiscal matters (social securities among others) and to other matters mentioned under Article 5.11., and (ii) matters mentioned under Article 5.1.1. paragraphs 3 and 5 shall give rise to an indemnity if the matter relating to the Claim has been disclosed to Purchaser (a) in connection with Purchaser's representation on the Company's board of directors, (b) in the due diligence review conducted by the Purchaser prior to the date hereof or (c) as a minority shareholder of the Company.

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


7.2. Limitation

7.2.1. The Seller's obligation to indemnify under Article 7 of this Agreement shall apply when the aggregate amount of the damage(s), loss(es), increase(s) of liabilities or reduction(s) of assets of the Company or of any of the Subsidiaries as above described by reason of the implementation of the warranty reaches the sum of thirteen million French francs (FRF 13,000,000), said amount representing a deductible (franchise) in Seller's favor and not a threshold (seuil de declenchement).

7.2.2. The total amount of money paid to Purchaser for indemnification due hereunder shall be limited in any event to fifty million French francs (FRF 50,000,000).

7.2.3. The Seller shall not be bound to pay an indemnity owing to an inaccuracy in the representations made under Section 2 - Representations and Warranties, if such inaccuracy is due to the enactement or amendment of any statute, decree, regulation or official governmental practice, new tax, levy or charge or modification of the rate of any tax, levy or charge, after the date hereof, even if such enactement or modification is retroactive.

7.3. Loss evaluation

7.3.1. Notwithstanding the provisions of Article 7.1.1., it is specified that no indemnity shall be due on the basis of any inaccuracy relating to:

(i) the value of the intangible assets entered in the Accounts under the headings "Intangible Fixed Assets" and "Acquisition Goodwill", and the provisions of this paragraph shall apply both to the gross amount of such intangible assets as of the date of their entry in the Company's consolidated balance sheet and to the depreciation and amortization allowances relating thereto from such date to the date of the Accounts, all such items being known to the Purchaser itself owing to the inspections performed every year by its own auditors;

(ii) the value of tangible fixed assets, and the amount of adequacy of any provisions relating thereto and entered in the Accounts;

(iv) the booking of expenses to be allocated among several financial years, and the amount of any deferred tax and tax loss;

(iv) the amount or adequacy of the Restructuring Provision and any of the actions and programs relating to the restructuring plan for which the Restructuring Provision was recorded by the Company in June 1997, as detailed on Schedule 5.4.4. hereto.

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7.3.2. All losses shall be evaluated by applying the following principles:

(i) the re-assessment in respect of corporate income tax and VAT contributions which only represent a timing difference of the corresponding charges (in particular, depreciation and/or reserves, add-backs in respect of corporate income tax) shall not be taken into account in the calculation of losses, except for the penalties, interest and surtaxes resulting from such re-assessment;

(ii)   with respect to each of the three categories of items set forth in
       Schedule 7.3.2.(ii), there shall be deducted from the amount of any loss claimed in each category, the amount of any financial reserve or provision related to such category which is reversed or cancelled due to the disappearance of the risk of that same category as mentioned in
       Schedule 7.3.2.(ii).

(iii) The aforementioned set-off shall be carried out only in respect of the fiscal years 1998 and 1999 and provided notification of such set-off is made by Seller before the expiry of the period referred to in Article 8(ii) hereof, provided however that if the 1999 accounts are not available at the expiry of such period, such period shall be extended up to one month after the date when such accounts are made available.

7.3.3. In the event the Company or its Subsidiaries receive any indemnification from an insurance company of the Company or its Subsidiaries, as the case may be, or from a third party, related to a claim that was indemnified by Seller pursuant to this Agreement, the amount recovered from the insurance company or the third party shall be repaid to Seller up to a maximum of the indemnity received by Purchaser from Seller.

7.3.4. If the Company or the Subsidiaries is required to make a payment in connection with a third party's claim that gives rise to an indemnity to the Purchaser, the Company or a Subsidiary, the Seller shall not be required to make any payment hereunder until such payment has actually been made by the Company or its Subsidiaries.

     When calculating the amounts due by the Seller pursuant to Article 7 hereof above, one shall not take into account the tax savings which would result from the liability which would be charged to the relevant company as a result of the increase of liability, reduction of assets, loss or damage sustained by it provided that the indemnity received by the beneficiary is subject to corporate income tax.

     Should such indemnity not be subject to corporate income tax in the hands of the beneficiary, the above mentioned tax savings will be taken into account for the calculation of the amount due by the Seller, so that the indemnity to be recovered shall not exceed in any case the amount of the loss suffered.

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7.4. Procedure

7.4.1. The Purchaser shall inform the Seller in writing of any event of such nature that would result in the enforcement of any of the terms of this Agreement, as soon as possible but in no event later than seventy five (75) days from the date the Purchaser or the Company has had actual knowledge of such event and in the case of tax or parafiscal reassessment, as soon as possible and within a reasonable period to enable the Seller to inform the Purchaser of its position on such reassessment prior to the time that a response or responsive action by the Company is due and shall provide information useful for the valuation of this event (description in details of the event on which the Purchaser bases its claim, the damage incurred and, to the extent possible, the evaluation ofthe related indemnity, such notice constituting a "Claim").

7.4.2. In case of tax or parafiscal reassessment or in case of litigation or claim from a third party, the Purchaser shall not unreasonably refuse to file any claim, either in or out of court, or to file any lawsuit if the Seller so requests. However, in the event that the Seller so requests, all expenses relating to such claim and suits shall be borne by the Seller which hereby commits itself to pay. The same will be true should the Purchaser's claim be dismissed or should it have to pay interests or penalties. Such expenses, interests, indemnities or penalties will be upon the Purchaser's request advanced by the Seller.

7.4.3. The Purchaser shall consult with the Seller and its counsel as to the preparation of the arguments to be presented on behalf of the Purchaser as well as to the negotiations which may take place in view of an out of court settlement.

7.4.4. In the absence of a final court decision, no immediate payment or out of court settlement of any claim of any third party, or of any proposal of reassessment of tax shall be made without the prior approval of the Seller, such approval not to be unreasonably withheld or delayed.

7.4.5. The indemnity eventually due pursuant to Article 7 hereof shall be paid to the Purchaser or, as the case may be, to the Company or the Subsidiaries within one month from the court decision or of the out of court settlement making such indemnity final and binding.

Article 8 - Duration of the warranties

     The warranties issued by the Seller, pursuant to this Agreement, shall expire respectively and individually:

     (i) as concerns the warranties relating to custom duties, taxes, duties or parafiscales debts, one month after the expiry of the statute of limitations respectively applicable; however, any modification of a period of statute

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


         of limitations shall extend or reduce, as the case may be, the corresponding warranty;

     (ii) as concerns the other warranties, at the expiry of a period of two (2) years as from the date hereof.

     The obligations to indemnify under this Agreement shall be triggered upon receipt by the Seller of Purchaser's written notification of a Claim within the applicable time period set forth in this Article 8.

Article 9 - Late payment interests

     Any delay by either Party in the performance of any of the financial obligations arising out of the enforcement of this Agreement shall cause the other Party to pay a penalty interest computed prorata temporis, on the basis of a year of three hundred and sixty (365) days, at a rate of five per cent (5%) per annum.

Article 10 - Commitments

     The Seller hereby undertakes that neither the Seller nor any company or companies under the direct or indirect control (within the meaning of Article 355-1 of the French Company Law of July 24, 1966) of the Seller (the above-referred companies individually or collectively referred to as the "Seller's Controlled Subsidiaries") shall (directly or indirectly by themselves or in conjunction with any other party or venture):

     (i) utilize to its profit or disclose to any third party any commercial secret, know-how or confidential information belonging to the Company or to a Subsidiary and will not do so until such times as this commercial secret, know-how or confidential information has fallen into the public domain by other than action or omission by the Seller or any of the Seller's Controlled Subsidiaries;

     (ii) utilize for any purpose or in any way any name, mark or logo listed in
          Schedule 10 hereto (including without limitation "Brink's") or any similar name, mark, logo or any derivation thereof (whether alone or in combination);

    (iii) during a lapse of time of five (5) years as from the transfer of the Shares and in France, not engage in transportation of valuables, servicing of automatic teller machines (including, but not limited to, cash replenishment, deposit pick-up and first line maintenance), coin processing and wrapping, money processing and cash management services, guarding services, storage of valuables, movement of documents and alarm services and monitoring, or acquire directly or indirectly any interest in an enterprise which engages in any of the above mentioned

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          activities, or, during the above mentioned lapse of time, solicit any prospective or existing customer for any such activity or any director or employee of the Company or of any of the Subsidiaries.

          The provisions of this sub-paragraph 10.(iii) shall not apply to the company Mont Jura or any of its successors (should the Seller acquire an interest in Mont Jura or any of its successors), with respect to the enumerated activities and to Mr. Francois Varagne with respect to solicitation, should Mr. Francois Varagne not become or ceases to be an employee of an affiliate of the Purchaser.

                          SECTION 3--GENERAL PROVISIONS

Article 11 - No Set Off

     The Purchaser undertakes not to set off any amounts due by it to the Seller (in particular any amounts due pursuant to Article 2.2.) against any amounts due by the Purchaser to the Seller (in particular any indemnity).

Article 12 - Notices

     Any notice served pursuant to this Agreement shall be sent by registered mail with return receipt requested or by international courier to the following address:

12.1. For the Seller:

      Generale de Transport et d'Industrie
      55-57 avenue de Colmar
      92946 Rueil-Malmaison Cedex
      France

      To the attention of: President Directeur General

12.2. For the Purchaser:

      Brink's Security International, Inc
      One Thorndal Circle
      P.O. Box 1225
      Darien, Connecticut 06820
      United States of America

      To the attention of the President;

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      With a copy to Brink's Incorporated

           One Thorndal Circle
           P.O. Box 1225
           Darien, Connecticut 06820
           United States of America

           To the attention of: General Counsel.

     Any change of address shall be notified by the Party concerned to the other Party by registered mail with return receipt requested or by international courier within fifteen (15) days of the actual date of change of address.

     Notices will be deemed to have been received at the date of reception of the registered letter or the international courier, as shown by the receipt.


Article 13 - Entirety - Preamble - Headings

     This Agreement cancels and supersedes any and all earlier agreements, representations and warranties, whether oral or written, between the Parties in relation to the transaction contemplated hereby.

     The provisions contained in the preamble hereto as well as Schedules hereto form an integral part of the provisions of this Agreement.

     The sections and other headings contained in this Agreement are for convenience of reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Article 14 - Amendments

14.1. No alteration or amendment to any of the provisions of this Agreement shall be binding on any of the Parties unless it is written and executed by a duly authorized representative of each of the Parties.

14.2. This Agreement may not be assigned by either Party except with the prior written agreement of the other Party, except that Seller shall be authorized to assign its rights to receive the Installments and the benefit of the Bank Guarantee.

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14.3. Any failure of either Seller or Purchaser to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by Purchaser or Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of any subsequent or other failure.

Article 15 - Commitments - Successors

     The legal representatives of the Parties or of their successors are bound by all the terms of this Agreement and may rely on any of such terms.

Article 16 - Miscellaneous Provisions

16.1. Post-Closing Undertakings

16.1.1. The Seller shall execute, and the Purchaser shall ensure that the Companies shall execute, any agreements, statements and other documents necessary or expedient to finalize the transactions provided hereunder, or to make them enforceable against third parties.


16.1.2. During a term of three (3) years from the date hereof, the Purchaser shall ensure that the Seller (or the Seller's Controlled Subsidiaries and their counsel, representatives, agents and assigns) shall have access, at the Seller's expense, to all the information and books of the Companies relating to financial years during which the Seller had control thereof and 1998 and which the Seller (or the Companies in their groups and their assigns) may require in order in particular to draw any tax statements, accounts and corporate records, or to defend any proceedings or disputes, and also to defend or participate in the defense of any proceedings or disputes referred to under Article 7 or to implement the provisions of Article 7.3., upon reasonable prior notice. The Purchaser shall ensure that the officers and employees of the Companies shall receive the Seller (and the Companies in their groups) in the best possible manner in such respect during reasonable normal business hours and upon a reasonable prior notice.

16.2. Enforceability

     Should any of the provisions of this Agreement be held null and void or unenforceable for any reason whatsoever, the Parties undertake to act together to remedy the causes of such nullity, so that, except in the case where it is impossible to do so, this Agreement shall remain in force without any discontinuity.

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


     The representations made in this Agreement, the warranties granted, and the undertakings agreed to are valid, and shall remain valid, whatever the legal form the Company may acquire.

16.3. Performance - Cooperation

     The Parties agree to provide any information as well as to execute and to deliver all documents required for the performance of this Agreement.

16.4. Expenses

     Each Party will bear its own expenses, charges and fees of any nature related to this Agreement and its consequences.

16.5. Registration duties

     The registration duties resulting from the Sale will be borne by the Purchaser.

     The Parties undertake to execute as soon as possible after the date hereof a reiterative deed in the French language for purposes of paying registration duties, it being specified that such deed will only refer to the transfer of the Shares and the Price.

Article 17 - Confidentiality

17.1. Subject to legal requirements to the contrary, Seller and Purchaser undertake to hold in confidence and not to disclose to third parties (except to professional advisors of the Parties hereto), without the prior written consent of the other, the terms and conditions of the transactions contemplated hereby.

17.2. Notwithstanding the provisions of paragraph 17.1. above, but subject to any legal requirements, all announcements by or on behalf of the Parties hereto relating to the transactions contemplated hereby shall be in terms to be agreed between Seller and Purchaser.

Article 18 - Applicable law

     This Agreement shall be governed as to its validity, construction and performance in accordance with the laws of the Republic of France.

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Article 19 - Jurisdiction

     Any disputes arising from this Agreement or which is a result thereof shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

                                                 Executed in Paris,
                                                 in two original copies,
                                                 on January 27, 1998.



          BRINK'S SECURITY                       GENERALE DE TRANSPORT
         INTERNATIONAL, INC.                       ET D'INDUSTRIE S.A.



     By CHRISTOPHER P. CORRINI             By OLIVIER BARBAROUX
        ------------------------------        ------------------------------
        Christopher P. Corrini                Olivier Barbaroux
        Senior Vice-President Finance         Chairman of the Board of Directors

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